Exhibit 21.1

SUBSIDIARIES OF CRUM & FORSTER HOLDINGS CORP.

Crum & Forster Holding Inc. (Delaware)
        United States Fire Insurance Company (Delaware)
               Crum & Forster Specialty Insurance Company (Arizona)
        The North River Insurance Company (New Jersey)
               Seneca Insurance Company, Inc. (New York)
                         Seneca Specialty Insurance Company (Arizona)
        Crum and Forster Insurance Company (New Jersey)
        Crum & Forster Indemnity Company (Delaware)